Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2018, relating to the financial statements and financial highlights of Harvest Edge Absolute Fund, Harvest Edge Equity Fund, and Harvest Edge Bond Fund (the “Funds”), each a series of Harvest Volatility Edge Trust, for the year ended October 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 28, 2019